Exhibit 99.a(5)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF
CREDIT SUISSE COMMODITY RETURN STRATEGY FUND

THIS Certificate of Amendment of Credit Suisse Commodity Return Strategy Fund (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).  The original Certificate of Trust of the Trust was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 18, 2004, and was amended by the Certificate of Amendment to Certificate of Trust of the Trust filed with the Secretary of State on July 27, 2004.

1.         Name.   The name of the statutory trust amended hereby is “Credit Suisse Commodity Return Strategy Fund.”

2.         Amendment.   The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to “Credit Suisse Commodity Strategy Funds.”

3.         Effective Date.   This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a) of the Act.

/s/Steven N. Rappaport
Name:	Steven N. Rappaport
Title:	Trustee